                                                                    Exhibit 99.1

                     INSMED INCORPORATED ANNOUNCES IMPROVED
                    FINANCIAL RESULTS FOR FIRST QUARTER 2003

    Narrowing of Net loss Exceeds Expectations; Cash Burn Rate Drops Sharply

Highlights:

     o    Net loss of ($2.2 million) is $0.2 million lower than prior guidance
     o Average monthly cash burn rate of $740,000 beats stated goal of $1 million for quarter
     o    Burn rate down 75% from Q1 2002 and 42% sequentially
     o Cash position now exceeds level required for execution of product strategy

RICHMOND, VA - (May 2, 2003) - Insmed Incorporated (Nasdaq/NMS: INSM), a leading developer of pharmaceutical products for the treatment of metabolic and endocrine diseases with unmet medical needs, today announced results for the first quarter ended March 31, 2003. The reduction of net loss surpassed prior expectations, and the net loss and cash burn rate were significantly improved from both Q1 2002 and sequentially.

Revenues for the three months ended March 31, 2003 were $62,000, compared with revenues of $102,000 for the equivalent period in 2002. The net loss for the three months ended March 31, 2003 was ($2.2 million), or ($0.07 per share), which represents an improvement of $0.2 million from the earlier guidance given in the Company's press release dated April 8, 2003. The first-quarter 2003 net loss also was $3.9 million less than the ($6.1 million) or ($0.19 per share) loss reported for the corresponding period in 2002.

Sequentially, first quarter 2003 revenues were up 138% from the $26,000 reported in the fourth quarter of 2002. The net loss per share of ($0.07) for the first quarter of 2003 was down 88% from the net loss per share of ($0.56) in the fourth quarter of 2002.

Cash Cover Strengthens

The average monthly cash burn rate, a key measure of Insmed's ability to carry out its strategy for getting its lead drug candidate to market, dropped substantially from both the corresponding quarter in 2002 and from the prior quarter. For the first fiscal quarter of 2003, the rate came in at $740,000 per month, down $2.2 million per month, or 75%, from the average monthly burn rate during the first quarter of 2002. Sequentially, the first-quarter 2003 average rate was down 42% from the $1.3 million average in the fourth quarter of 2002.

As of March 31, 2003, Insmed reported cash and cash equivalents of $25.1 million. For the balance of the year the Company believes it is well positioned to deliver an average monthly cash burn rate below the $1.0 million per month level which was previously indicated. This would allow the Company to maintain its current operations for at least two years without any new cash infusions.

Company Strategy On-Track

"The latest financial results show that the execution of the company's growth strategy is going even better than expected," said Dr. Geoffrey Allan, Chairman and Chief Executive Officer of Insmed Incorporated. "We have comfortably exceeded our stated goal of bringing our cash burn rate down to $1 million per month, and we are on track in putting our lead product candidate, rhIGF-I/rhIGFBP-3, through the process of clinical trials and Food and Drug Administration (FDA) approval. We believe our healthy cash position and continued control of operating costs makes us even more confident that we can meet our goal of introducing that product to the market in the second half of 2004."

Dr. Allan noted that rhIGF-I/rhIGFBP-3, a proprietary delivery composition of insulin like growth factor-I (IGF-I), is already being used in Scandanavia through a named patient program for treatment of growth hormone insensitivity syndrome (GHIS). He indicated that several other European countries are expected to authorize the product in similar programs for selected patients. Insmed Incorporated is seeking FDA and European Medical Evaluation Agency (EMEA) approval to market rhIGF-I/rhIGFBP-3 as a treatment for GHIS in both the U.S. and Europe.

Discussion of Revenue and Expense Items

The reduction in revenues of $40,000 for the first quarter 2003 compared to the first quarter of 2002 was due to the elimination of international license fees for INS-1, which was discontinued in September 2002. The $3.9 million improvement in the net loss for the first quarter 2003 compared to the corresponding period in 2002 was driven by a reduction in research and development costs of $4.1 million as the Company prepares for the initiation of a pivotal Phase III trial of rhIGF-I/rhIGFBP-3 in GHIS. That trial is expected to begin in the second quarter of 2003, with a six-month interim analysis of the results due to be completed in early in 2004. On this timetable, the Company believes that FDA approval for use of rhIGF-I/rhIGFBP-3 in GHIS would come during the second half of 2004.

The $4.1 million reduction in research and development costs, to $1.6 million in the first quarter of 2003 from $5.7 million in the corresponding period of 2002, stemmed primarily from the end of research and development for INS-1. In the first quarter of 2002, the Company was involved in four clinical trials for INS-1. These were completed in September 2002. The drop in research and development costs was partially offset by both increases in general and administrative expenditures of $82,000 and $110,000 in lower interest income, for the first quarter of 2003 compared to the corresponding period in 2002. The former is due to a larger allocation of the fixed shared expenses, while the latter occurred as a result of the decline in interest rates and cash invested.

Conference Call
---------------
The Company will host a conference call on May 2, 2003 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To participate in the conference call dial 800-915-4836 (domestic) or 973-317-5319 (international). The call will be webcast live through Insmed's corporate website: www.insmed.com. A telephonic replay of the call will be available for one week at 800-428-6051 (domestic) or 973-709-2089 (international) Passcode:290087 A web replay of the call will be available through the corporate website beginning at 10:00a.m.

About Insmed Incorporated
-------------------------
Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed and the rhIGF-I/rhIGFBP-3 complex, please visit the company's corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. Because of these and other risks and uncertainties, actual results may differ materially from those described in this press release.

                                           INSMED INCORPORATED
                                  Condensed Consolidated Balance Sheets
                                              (in thousands)

                                                          March 31,                December 31,
                                                             2003                      2002
                                                     ---------------------------------------------
                                                         (Unaudited)
         Assets
         Current assets:
           Cash and cash equivalents                       $ 25,116                  $ 27,337
           Due from Taisho Pharmaceutical Co., Ltd.               -                       199
           Other current assets                                 127                       615
                                                          ----------------------------------------
           Total current assets                              25,243                    28,151

         Property and equipment, net                            127                       157
                                                          ----------------------------------------
         Total assets                                      $ 25,370                  $ 28,308
                                                          ========================================

         Liabilities and stockholders' equity
         Current liabilities:
           Accounts payable                                $  1,145                  $    941
           Accrued project costs and other                    1,546                     2,283
           Payroll liabilities                                  237                       358
           Restructuring reserve                                287                       310
                                                          ----------------------------------------
           Total current liabilities                          3,215                     3,892

         Long-Term liabilities:
           Restructuring reserve-long-term portion              907                       968
                                                          ----------------------------------------
         Total Liabilities                                    4,122                     4,860
                                                          ----------------------------------------

         Stockholders' equity:
           Common stock                                         332                       332
           Additional capital                               199,355                   199,344
           Accumulated deficit                             (178,439)                 (176,228)
                                                          ----------------------------------------
           Net stockholders' equity                          21,248                    23,448
                                                          ----------------------------------------
         Total liabilities and stockholders' equity        $ 25,370                 $  28,308
                                                          ========================================

         See accompanying notes.

                               INSMED INCORPORATED
                 Condensed Consolidated Statements of Operations
                (in thousands, except per share data - unaudited)

                                                                           Three Months Ended
                                                                               March 31,
                                                                   ----------------------------------
                                                                         2003             2002
                                                                   ----------------------------------
      Revenues                                                           $ 62            $ 102

Operating expenses:
        Research and development                                        1,575            5,705
        General and administrative                                        788              706
                                                                   ----------------------------------
        Total operating expenses                                        2,363            6,411
                                                                   ----------------------------------
      Operating loss                                                   (2,301)          (6,309)

      Interest income                                                      92              202
                                                                   ----------------------------------
      Net loss                                                      $  (2,209)         $(6,107)
                                                                   ==================================
      Basic and diluted net loss per share                          $   (0.07)         $ (0.19)
                                                                   ==================================
      Shares used in computing basic and diluted net
         loss per share                                                33,211           32,948
                                                                   ==================================

      See accompanying notes.

             Reconciliation of Q1 2003 Net loss to Q1 2003 cash absorbed and burn rate. (Figures reported in $ thousands)

             Net loss for Q1 2003                                            $ (2,209)
                  Depreciation                                                     30
                  Reduction in working capital                                      8
                  Reduction in long-term liabilities                              (61)
                  Proceeds from issuance of stock                                  11
                                                                            -----------------
             Cash absorbed for Q1 2003                                         (2,221)
                                                                            =================
             Average monthly burn for Q1 2003                                    (740)
                                                                            =================

             See accompanying notes.

For more information, contact:

Baxter Phillips, III               Haris Tajyar
Investor Relations                 Managing Partner
Insmed Incorporated                Investor Relations International
Phone 804.565.3041                 Phone 818.981.5300
bphillips@insmed.com               htajyar@irintl.com


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